Exhibit 99.1

Lexmark reports third quarter results
•	EPS well above a year ago, significantly higher than expected
•	Company generated cash flow of $167 million in the quarter

LEXINGTON, Ky., October 24, 2006 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2006. Third-quarter revenue was $1.235 billion compared to $1.216 billion last year, an increase of 1.6 percent. Third-quarter earnings per share were $0.85 and include $0.06 per share for share-based compensation expenses resulting from the company’s adoption of SFAS123R. Earnings per share would have been $0.95 excluding $0.10 per share restructuring related charges for actions announced in January. Third-quarter 2005 earnings were $0.59, and included third quarter 2005 costs of $0.05 per share from a work force reduction.

“This was a good quarter for Lexmark. EPS were better than expected and we continued to generate solid cash flow. We have more work ahead, but we continue to invest in the brand, market and product initiatives that support our long-term growth strategy,” said Lexmark Chairman and Chief Executive Officer Paul J. Curlander.

Third-quarter business segment revenue of $696 million increased 8 percent year to year, and consumer segment revenue of $539 million declined 5 percent compared to a year ago. Third-quarter results include restructuring related pretax charges totaling $13 million comprised of $4 million in cost of revenue and $9 million in operating expense. Third-quarter 2005 results included $9 million pretax work force reduction costs impacting operating expenses.

Including 3Q06 restructuring related charges and 3Q05 work force reduction charges:
•	3Q06 gross profit margin was 32.6 percent, up from 29.4 percent in the same period last year.
•	3Q06 operating expense to revenue ratio was 23.3 percent, up from 22.6 percent in the same quarter last year.
•	3Q06 operating income margin was 9.3 percent, up from 6.8 percent last year.

Excluding 3Q06 restructuring related charges and 3Q05 work force reduction charges:
•
3Q06 gross profit margin would have been 32.9 percent, up from 29.4 percent in the same period last year. This 350 basis point improvement was driven primarily by a change in the mix between hardware and supplies.

•
3Q06 operating expense to revenue ratio would have been 22.5 percent, up from 21.9 percent in the same quarter last year. This 60 basis point increase was due mainly to SFAS123R expenses and increased investment in research and development.

•	3Q06 operating income margin was 10.4 percent, up from 7.5 percent last year.

Third-quarter net cash provided by operating activities was $167 million. Capital expenditures for the quarter were $52 million. Lexmark repurchased approximately $130 million of its stock during the quarter. The company’s remaining share repurchase authorization was about $600 million at quarter end.

Lexmark continues solid execution of strategic initiatives
During the third quarter, Lexmark continued to execute and make good progress on the brand, market and product strategic initiatives.

•
The company launched a new television advertising campaign in the U.S. and other select markets, along with radio, print, outdoor and channel advertising and promotions in targeted geographic and market segments. The integrated campaign highlights Lexmark’s deep and proven experience in helping enterprise customers to be more productive while highlighting the opportunity for small and medium businesses (SMB) and consumers to benefit from Lexmark’s enterprise expertise.

•
As part of its initiative to grow in SMB, Lexmark yesterday announced the Lexmark Fleet Manager (LFM) program which allows channel partners to leverage the proven power of Lexmark's enterprise service capabilities for their customers. LFM is a managed print service offering that utilizes Lexmark’s tools and technologies but is delivered by channel partners.

•
In addition, Lexmark yesterday introduced its new C530 family of color laser printers and new E series of monochrome laser printers to offer SMB and enterprise workgroups the next generation of performance, quality and reliability in order to increase productivity and reduce costs. Earlier in the quarter, Lexmark announced new C770n and C772n color laser printers and the X772e color multifunction product (MFP). The Lexmark X5470 All-in-One (AIO) with Fax and Photo, which was also launched during the quarter, is a featured-packed four-in-one inkjet priced at $99 targeting the consumer segment.

•
Lexmark continues to garner recognition for its products and programs from channel partners, technical press and testing laboratories. For example, VARBusiness, a leading channel publication, yesterday named the Lexmark X644e monochrome laser MFP as its 2006 Tech Innovator Product of the Year in the printing and imaging category, based on voting by channel partners and editors of the publication. VARBusiness named the Lexmark X342n monochrome laser AIO to its Best of the Mid-Market list (defined as companies with 100 to 999 employees) earlier in the quarter. Lexmark was also named Best Revenue Generator by channel partners at CMP Media’s largest channel conference of the year, marking the first time a vendor has won this award five consecutive times. Lexmark was selected from 140 vendors.

Looking forward
In the fourth quarter, the company expects revenue to be flat to down in the low-single digit percentage range year over year. It expects fourth-quarter 2006 EPS to be in the range of $0.70 to $0.80. This includes restructuring related charges of approximately $0.10 per share. EPS excluding restructuring related charges in the fourth quarter of 2006 are expected to be in the range of $0.80 to $0.90. EPS in the fourth quarter of 2005 were $0.71.

Conference Call
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-373-2605 (outside the U.S. by calling 973-935-2968) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 7959009. The telephone replay of the conference call will be available until 12 noon on Tuesday, October 31, 2006.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures referenced above, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2005, Lexmark reported $5.2 billion in revenue and employed more than 13,000 people globally. Learn how Lexmark can help you get more done at www.lexmark.com.

All prices are estimated street prices in U.S. dollars - actual prices may vary.

All prices, features, specifications, and capabilities are subject to change without notice.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, aggressive pricing from competitors and resellers, market acceptance of new products and pricing programs, increased investment to support product development and marketing, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, supplies consumption, management of the company’s and resellers’ inventory levels, market conditions, the impact of competitors’ products, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, financial failure or loss of business with a key customer, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, competition in aftermarket supplies, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, changes in a country’s or region’s political or economic conditions, currency fluctuations, reseller or supplier, China’s revaluation of its currency, conflicts among sales channels, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2006	2005	2006	2005

Revenue	$1,234.6	$1,215.5	$3,738.9	$3,856.2
Cost of revenue (1)	832.2	858.2	2,515.0	2,607.3
Gross profit	402.4	357.3	1,223.9	1,248.9

Research and development	93.2	86.9	273.8	252.5
Selling, general and administrative (1)	186.6	178.8	546.6	567.6
Restructuring and other, net (1)	7.5	8.9	64.3	8.9
Operating expense	287.3	274.6	884.7	829.0

Operating income	115.1	82.7	339.2	419.9

Interest (income) expense, net	(5.2)	(7.0)	(17.0)	(20.9)
Other expense (income), net	1.2	2.2	3.9	5.4

Earnings before income taxes	119.1	87.5	352.3	435.4

Provision for income taxes	33.5	17.3	103.8	161.4
Net earnings	$85.6	$70.2	$248.5	$274.0

Net earnings per share:
Basic	$0.86	$0.59	$2.38	$2.23
Diluted	$0.85	$0.59	$2.37	$2.20

Shares used in per share calculation:
Basic	100.0	118.6	104.5	123.1
Diluted	100.6	119.8	105.0	124.7

(1) Amounts for the three months ended September 30, 2006, include the impact of $13.3 million of restructuring related charges and project costs. Restructuring related charges of $3.1 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Project costs of  $0.5 million and $2.2 million were included in cost of revenue and selling, general and administrative expenses, respectively.

Amounts for the nine months ended September 30, 2006, include the impact of $106.4 million of restructuring related charges and project costs. Restructuring related charges of $38.0 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Project costs of  $0.9 million and $3.2 million were included in cost of revenue and selling, general and administrative expenses, respectively. A $9.9 million pension curtailment benefit was also included in selling, general and administrative expenses.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30 2006	December 31 2005
ASSETS

Current assets:
Cash and cash equivalents	$200.8	$168.3
Marketable securities	361.5	720.5
Trade receivables, net	569.6	650.9
Inventories	464.2	409.2
Prepaid expenses and other current assets	218.0	220.7
Total current assets	1,814.1	2,169.6

Property, plant and equipment, net	819.9	832.2
Other assets	345.8	328.3
Total assets	$2,979.8	$3,330.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$607.2	$572.8
Accrued liabilities	705.3	660.9
Total current liabilities	1,312.5	1,233.7

Long-term debt	149.8	149.6
Other liabilities	507.3	518.1
Total liabilities	1,969.6	1,901.4

Stockholders' equity:
Common stock and capital in excess of par	888.1	833.7
Retained earnings	1,237.3	988.8
Treasury stock, net	(960.6)	(230.5)
Accumulated other comprehensive loss	(154.6)	(163.3)
Total stockholders' equity	1,010.2	1,428.7
Total liabilities and stockholders' equity	$2,979.8	$3,330.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Earnings Per Share	Guidance

	3Q06	4Q06

GAAP	$0.85	$0.70 to $0.80
Restructuring related	0.10	$0.10
Non-GAAP	$0.95	$0.80 to $0.90

3Q06:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin

GAAP	32.6%	23.3%	9.3%
Restructuring related	0.3%	(0.8%)	1.1%
Non-GAAP	32.9%	22.5%	10.4%

3Q05:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin

GAAP	29.4%	22.6%	6.8%
Restructuring related	-	(0.7%)	0.7%
Non-GAAP	29.4%	21.9%	7.5%

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses.  These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.